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                                   EXHIBIT 3-1
                                FILE NO. 70-9549


                         [SEAL OF THE STATE OF MISSOURI]

               [LETTERHEAD OF MISSOURI PUBLIC SERVICE COMMISSION]

                                September 3, 1998

Securities and Exchange Commission
455th Street, NW.
Washington. D.C. 20549

Dear Commission Members:

     The Public Service Commission of the State of Missouri has been advised that UtiliCorp United Inc. ("UtiliCorp"), doing business in the State of Missouri as public utility through its operating division Missouri Public Service, has advised this Commission that UtiliCorp is considering acquiring, indirectly through a subsidiary or subsidiaries, an ownership interest in one or more natural gas businesses located in the State of Victoria, Australia. This letter is submitted pursuant to the requirements of ss.3(b) of to Public Utility Holding Company Act of 1935, as amended (the "Act").

     The Missouri Public Service Commission has jurisdiction over the retail electric and gas rates of Missouri Public Service which is a public utility as such term is defined wider the Act. The Public Service Commission of the State of Missouri hereby certifies that it has the authority and resources to protect ratepayers subject to its jurisdiction with respect to UtiliCorp's proposed investment in the Australian gas businesses, and that it intends to exercise its authority.

     This Commission notes that the certification may be revised or withdrawn prospectively as to any future acquisition. In making this certification, this Commission is relying on the belief that the Securities and Exchange Commission will enforce all sections of the Act which govern


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UtiliCorp's proposed investment in the Australian gas properties over which it has jurisdiction.

                             Sincerely,


                             /s/ Dale Hardy Roberts

                             Dale Hardy Roberts
                             Secretary/Chief Regulatory Law Judge

cc:  Jon Empson                          James C. Swearengen
     UtiliCorp United Inc.               Brydon, Swearengen & England, P.C.
     20 W. Ninth Street                  P.O. Box 456
     Kansas City, MO 64105               Jefferson City, MO 65102